PRESS RELEASE
August 12, 2011

Century Casinos, Inc. Announces Second Quarter 2011 Results

Colorado Springs, Colorado – August 12, 2011 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) today announced its financial results for the three and six months ended June 30, 2011.

Second Quarter 2011 Highlights

•	Net operating revenue was $18.0 million, a 21% increase compared to the three months ended June 30, 2010.

•	Adjusted EBITDA* was $2.8 million, a 38% increase from the three months ended June 30, 2010.

•	Net earnings per share was $0.03 compared to a net loss of $0.01 for the three months ended June 30, 2010.

	For the Three Months			For the Six Months
Amounts in thousands, except share and per share data	Ended June 30, 2011			Ended June 30, 2011
Consolidated Results:	2011	2010	% Change	2011	2010	% Change
Net operating revenue	$18,002	$14,940	21%	$35,117	$29,077	21%
Earnings from operations	977	344	184%	1,733	694	150%
Net earnings (loss)	644	(259)	349%	1,008	(129)	881%

Adjusted EBITDA*	$2,760	$2,005	38%	$5,284	$3,989	33%

Earnings per share:
Basic	$0.03	$(0.01)	400%	$0.04	$(0.01)	500%
Diluted	$0.03	$(0.01)	400%	$0.04	$(0.01)	500%
Weighted-average common shares:
Basic	23,717,165	23,815,936		23,714,215	23,815,936
Dilutive	24,026,095	23,815,936		24,015,947	23,815,936

“We are very pleased with our performance for the second quarter, especially when considering that each of our operations posted increases in revenue as well as Adjusted EBITDA and overall earnings from operations almost tripled,” said Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos. “Initial results for the first half of the third quarter indicate further improvement,” they continued.

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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Second Quarter and Six Month 2011 Results

Net operating revenue increased by $3.1 million or 21% and $6.0 million or 21% for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively, due to increased revenue from all properties. The increase in net operating revenue at our Canadian properties is due in part to higher customer volumes and an increase in the average exchange rate between the U.S. dollar and Canadian dollar of 5.8% and 5.6% for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively.

The increase in net operating revenue at our Central City property is due in part to increased table games revenue generated from craps and player banked poker, increased customer volumes, increased revenue from slot machines that were moved from the lower level to the main level and increased video poker play. The increase in net operating revenue at our Cripple Creek property is due in part to increased slot revenue from new slot machines, additional table games revenue generated after moving the table games pit from the back of the casino to the front, improved customer service and new marketing strategies aimed at improving the gaming floor atmosphere and differentiating our casino from competitors.

The increase in net operating revenue from our ship-based casinos and other is primarily due to additional ship-based casinos placed into operation during the three and six months ended June 30, 2011 as compared to the three and six months ended June 30, 2010.

Total operating costs and expenses increased by $2.7 million or 18% and $5.1 million or 18% for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively, due to increased operating costs at all of our properties. Total operating costs and expenses at our property in Edmonton increased primarily due to the increase in the average exchange rate between the U.S. dollar and Canadian dollar of 5.8% and 5.6% for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively.

Total operating costs and expenses at our property in Calgary increased due to the addition of a player’s club point redemption program and additional staffing costs incurred in order to provide improved customer service for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010. The increase is also attributable to an increase in the average exchange rate between the U.S. dollar and Canadian dollar of 5.8% and 5.6% for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively.

Total operating costs and expenses at our Colorado properties increased due to increased marketing costs from more aggressive marketing campaigns, increased gaming taxes as a result of higher gaming revenue and increased staffing costs in order to provide improved customer service for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010.

Total operating costs and expenses from our ship-based casinos increased for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010 as a result of increased concession and annual fees paid to cruise ship operators for the ability to operate ship-based casinos.

Net earnings increased by $0.9 million and $1.1 million for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively. The increase is due to increased earnings from operations at our Edmonton, Central City and Cripple Creek properties offset by losses from operations at our Calgary property. In addition, the increase in the average exchange rate between the U.S. dollar and Canadian dollar of 5.8% and 5.6% for the three and six months ended June 30, 2011 compared to the three and six months ended June 30, 2010, respectively, contributed to the increase in net earnings.

Property Results
(in thousands)

	Net Operating Revenue		Adjusted EBITDA*		Net Operating Revenue		Adjusted EBITDA*
	For the Three Months		For the Three Months		For the Six Months		For the Six Months
	Ended June 30,		Ended June 30,		Ended June 30,		Ended June 30,
	2011	2010	2011	2010	2011	2010	2011	2010
Century Casino & Hotel, Edmonton	6,185	5,497	2,163	1,766	11,938	10,857	4,003	3,415
Century Casino, Calgary	2,467	2,098	120	(26)	5,056	3,840	219	153
Century Casino & Hotel, Central City	4,520	4,210	951	947	8,920	8,382	1,909	1,868
Century Casino & Hotel, Cripple Creek	3,211	2,617	685	490	6,049	4,882	1,216	682
Cruise Ships and Other	1,619	518	314	79	3,154	1,116	546	236
Corporate	-	-	(1,473)	(1,251)	-	-	(2,609)	(2,365)
Consolidated	18,002	14,940	2,760	2,005	35,117	29,077	5,284	3,989

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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Balance Sheet and Liquidity

As of June 30, 2011, the Company had $19.8 million in cash and cash equivalents and $10.8 million in debt obligations on its balance sheet compared to $21.5 million in cash and cash equivalents and $13.5 million in debt obligations at December 31, 2010.

Conference Call Information

Today the Company will post a copy of the Form 10-Q filed with the SEC for the second quarter of 2011 on its website at www.cnty.com/corporate/investor/sec-filings/.

Century Casinos will host its second quarter 2011 earnings conference call today at 10:00 am MDT; 6:00 pm CET, respectively. U.S. domestic participants should dial 1-800-862-9098. For all other international participants please use +1-785-424-1051 to dial in. Participants may also listen to the call live or obtain a recording of the call on the Company’s website at www.cnty.com/corporate/investor/financial-results/.

(continued)

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CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

	For the three months ended June 30,		For the six months ended June 30,
Amounts in thousands, except for share and per share information	2011	2010	2011	2010
Operating revenue:
Gaming	$15,928	$13,239	$30,753	$25,821
Hotel, bowling, food and beverage	3,141	2,756	6,384	5,521
Other	1,004	770	1,939	1,349
Gross revenue	20,073	16,765	39,076	32,691
Less: Promotional allowances	(2,071)	(1,825)	(3,959)	(3,614)
Net operating revenue	18,002	14,940	35,117	29,077
Operating costs and expenses:
Gaming	7,341	5,854	14,272	11,287
Hotel, bowling, food and beverage	2,553	2,228	5,064	4,338
General and administrative	5,848	5,150	11,216	10,093
Depreciation	1,665	1,524	3,306	3,013
Total operating costs and expenses	17,407	14,756	33,858	28,731
Earnings from equity investment	382	160	474	348
Earnings from operations	977	344	1,733	694
Non-operating income (expense):
Interest income	5	14	7	22
Interest expense	(197)	(281)	(443)	(572)
Gains (losses) on foreign currency transactions & other	114	(244)	189	(1)
Non-operating income (expense), net	(78)	(511)	(247)	(551)
Earnings (loss) before income taxes	899	(167)	1,486	143
Income tax provision	255	92	478	272
Net earnings (loss)	$644	$(259)	$1,008	$(129)

Earnings per share:
Basic	$0.03	$(0.01)	$0.04	$(0.01)
Diluted	$0.03	$(0.01)	$0.04	$(0.01)

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CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets	$21,981	$23,467
Property and equipment, net	103,669	103,956
Other assets	9,908	9,303
Total assets	$135,558	$136,726

Liabilities and Shareholders’ Equity
Current liabilities	$10,803	$14,057
Non-current liabilities	10,668	11,171
Shareholders’ equity	114,087	111,498
Total liabilities and shareholders’ equity	$135,558	$136,726

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted EBITDA Margins ** by Property (Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Century Casino & Hotel, Edmonton	35%	32%	34%	31%
Century Casino, Calgary	5%	(1%)	4%	4%
Century Casino & Hotel, Central City	21%	22%	21%	22%
Century Casino & Hotel, Cripple Creek	21%	19%	20%	14%
Cruise Ships and Other	19%	15%	17%	21%
Consolidated Adjusted EBITDA Margin	15%	13%	15%	14%

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA * to Earnings (Loss) by Property (Unaudited)
For the Three Months Ended June 30, 2011 and 2010

Amounts In thousands

	Three Months Ended June 30, 2011
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total

Earnings (loss)	1,182	(73)	177	268	160	(1,070)	644
Interest income	(5)	-	-	-	-	-	(5)
Interest expense	197	1	-	-	-	(1)	197
Income taxes	414	(2)	96	164	3	(420)	255
Depreciation	377	194	664	258	108	64	1,665
Non-cash stock based compensation	-	-	-	-	-	96	96
Foreign currency (gains)	(2)	-	-	-	-	(112)	(114)
Loss (gain) on disposition of fixed assets	-	-	14	(5)	43	(30)	22
Adjusted EBITDA*	2,163	120	951	685	314	(1,473)	2,760

	Three Months Ended June 30, 2010
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total

Earnings (loss)	855	(62)	176	121	(3)	(1,346)	(259)
Interest income	(10)	(1)	-	-	-	(3)	(14)
Interest expense	288	-	-	-	-	(7)	281
Income taxes	280	(26)	97	74	-	(333)	92
Depreciation	353	67	674	294	82	54	1,524
Non-cash stock based compensation	-	-	-	-	-	145	145
Foreign currency (gains) losses	(3)	(4)	-	-	-	238	231
Loss on disposition of fixed assets	3	-	-	1	-	1	5
Adjusted EBITDA*	1,766	(26)	947	490	79	(1,251)	2,005

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA * to Earnings (Loss) by Property (Unaudited)
For the Six Months Ended June 30, 2011 and 2010

	Six Months Ended June 30, 2011
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total

Earnings (loss)	2,080	(236)	372	437	279	(1,924)	1,008
Interest income	(7)	-	-	-	-	-	(7)
Interest expense	440	1	-	-	-	2	443
Income taxes	756	32	203	268	5	(786)	478
Depreciation	741	383	1,319	516	219	128	3,306
Non-cash stock based compensation	-	-	-	-	-	192	192
Foreign currency (gains) losses	(7)	39	-	-	-	(221)	(189)
Loss (gain) on disposition of fixed assets	-	-	15	(5)	43	-	53
Adjusted EBITDA*	4,003	219	1,909	1,216	546	(2,609)	5,284

	Six Months Ended June 30, 2010
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total

Earnings (loss)	1,574	32	338	61	64	(2,198)	(129)
Interest income	(18)	(1)	-	-	-	(3)	(22)
Interest expense	577	-	-	-	-	(5)	572
Income taxes	561	13	183	37	2	(524)	272
Depreciation	696	108	1,346	583	170	110	3,013
Non-cash stock based compensation	-	-	-	-	-	288	288
Foreign currency losses	22	1	-	-	-	73	96
Impairments and other write-offs	-	-	-	-	-	(108)	(108)
Loss on disposition of fixed assets	3	-	1	1	-	2	7
Adjusted EBITDA*	3,415	153	1,868	682	236	(2,365)	3,989

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

*  The Company defines Adjusted EBITDA as earnings (loss) before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of its properties and the Company. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations above.

**  The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Insignia, Nautica, Marina, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator) and signed a contract for an additional casino on board Oceania Cruises’ Riviera that is expected to start operations in 2012. Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos in Poland. The Company also manages the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, future results of operations for the third quarter of 2011 and other periods, expected competition, the impact of new gaming laws and plans for our casinos. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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